As electronically filed with the Securities and Exchange Commission on June 18, 1997
                                                           Registration No. 333-

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                               ASA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           GEORGIA                                       58-2258221
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

        100 HARTSFIELD CENTRE PARKWAY, SUITE 800, ATLANTA, GEORGIA 30354
               (Address of Principal Executive Office) (Zip Code)

             ASA HOLDINGS, INC. 1997 NONQUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)

                                GEORGE F. PICKETT
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               ASA HOLDINGS, INC.
                    100 HARTSFIELD CENTRE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30354
                     (Name and address of agent for service)

                                 (404) 766-1400
          (Telephone number, including area code, of agent for service)

          -------------------------------------------------------------

                                    Copy to:
                               RICHARD W. PROBERT
                         ALTMAN, KRITZER & LEVICK, P.C.
                        6400 POWERS FERRY ROAD, SUITE 224
                             ATLANTA, GEORGIA 30339
                                 (770) 955-3555

                                 --------------

                         CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED
                                             PROPOSED              MAXIMUM
TITLE OF                                     MAXIMUM               AGGREGATE           AMOUNT OF
SECURITIES TO            AMOUNT TO BE         OFFERING           OFFERING PRICE       REGISTRATION
BE REGISTERED             REGISTERED     PRICE PER SHARE (1)           (1)                FEE
Class A Common
Stock, $.10 par
value per share            2,500,000     $25.8125                 $64,531,250         $19,554.92

(1) Estimated (based on the average of the high and low reported prices on June 16, 1997) solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2) Consists of 2,500,000 shares of common stock reserved for issuance upon the exercise of options held pursuant to the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan. This registration statement also relates to such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or additional similar transactions.

EXPLANATORY NOTE

The section 10(a) prospectus being delivered by ASA Holdings, Inc. (the "COMPANY") to participants in the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "PLAN"), as required by Rule 428 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), has been prepared in accordance with the requirements of Form S-8 and relates to shares of the Company's Common Stock, par value $0.10 per share (the "COMMON STOCK"), reserved for issuance upon the exercise of options held pursuant to the Plan. The information required in the section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission (File No. 333-13071) pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), are incorporated herein by reference.

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,1997; and

         3. The Company's Proxy Statement dated April 16, 1997, with respect to the Annual Meeting of Shareholders held May 21, 1997; and

         4. The Company's Form S-4 Registration Statement (Registration No. 333-13071), as electronically filed with the Commission on September 30, 1996, as amended by Amendment No. 1 to Form S-4 Registration Statement, as electronically filed with the Commission on November 7, 1996, as amended by Amendment No. 2 to Form S-4 Registration Statement, as electronically filed with the Commission on November 13, 1996, as amended by Form 424(b)(3), as electronically filed with the Commission on November 22, 1996 (collectively, the "REORGANIZATION REGISTRATION STATEMENT"), which contains a description of the Common Stock, including any amendment or report filed for the purpose of updating such description; and

         5.       The Company's Periodic Report on Form 8-K dated April 28,
                  1997.

All other documents filed by the Company pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement (this "REGISTRATION STATEMENT") and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute any part hereof.

Item 4.  Description of Securities

         Incorporated herein by reference to the description under the caption "ASA HOLDINGS CAPITAL STOCK" beginning on page 20 of the Reorganization Registration Statement, including any amendment or report filed for the purpose of updating such description.

Item 5.  Interests of Named Experts and Counsel

         Certain legal matters in connection with the offering of the Holdings Common Stock pursuant to this Registration Statement have been passed upon for the Registrant by Altman, Kritzer & Levick, P.C., Atlanta, Georgia. Legal matters with respect to Georgia law will be passed upon by Altman, Kritzer & Levick, P.C., Atlanta, Georgia.

         The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers

         The Company's Articles of Incorporation provide that directors of the Company will not be personally liable for monetary damages to the Company or its shareholders for any action taken, or any failure to take any action, as directors to the fullest extent permitted by the Georgia Business Corporation Code (the "GBCC"). Under current Georgia law, directors would remain liable for:
(i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) approval of certain unlawful distributions to shareholders in excess of amounts legally available for such distributions; and (iv) any transaction from which the director received an improper personal benefit. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a shareholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Company).

         The Bylaws of the Company and the GBCC provide that the Company will indemnify its directors and officers, and persons serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all obligations to pay expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and he or she reasonably believed (x) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the Company, (y) in all other cases that such conduct was at least not opposed to the best interests of the Company and, (z) with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. An individual's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants and the beneficiaries is conduct that meets the above standard. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, be determinative that such person did not meet the above standard. With respect to actions by or on behalf of the Company, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments, fines, or amounts paid in settlement, but shall be paid for reasonable expenses (including attorneys'

fees) actually incurred in connection with such actions, suits or proceedings. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which any person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all relevant circumstances, it is fair and reasonable to indemnify such person for such expenses which the court shall deem proper.

         Pursuant to the GBCC, indemnification is mandatory with respect to a director or officer who is successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described above or any issue or matter therein. In other cases, pursuant to the Company's Bylaws and the GBCC, the Company will indemnify the persons discussed in the immediately preceding paragraph only upon, at the option of the person to be indemnified, one of the following procedures; (a) order of the court or administrative body or agency having jurisdiction of the action, suit or proceeding, (b) if there are two or more disinterested directors of the Company, a resolution adopted by a majority vote of all disinterested directors of the Company (a majority of whom shall for such purpose constitute a quorum) or by a majority of a committee of two or more disinterested directors appointed by such a vote, or if such a quorum of disinterested directors can not be obtained, by independent counsel in a written opinion, (c) a resolution adopted by a majority in the interest of the shares of the Company entitled to vote at any meeting, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination, or (d) order of any court having jurisdiction over the Company. A majority of the members of the Board of Directors of the Company who were not parties to such action, suit or proceeding or a majority in interest of the shares of the Company entitled to vote shall be authorized to pay to any person entitled to indemnification all actual expenses incurred in connection with such action, suit or proceeding during the pendency thereof.

         Pursuant to Company's Bylaws and the GBCC, if any amounts are paid by way of indemnification, other than pursuant to a court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by Company, then Company is required to send notice to all shareholders of record of the person paid, the amounts paid and the status at the time of such payment of the ligation or threatened litigation.

         The Company maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers of the Company and its subsidiaries. The insurer's limit of liability under the policy is $10 million per policy year, subject to the exceptions and other limitations set forth therein. The Company also maintains a directors' and officers' excess liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under this policy is also $10 million per policy year, subject to the exceptions and other limitations set forth therein.

         In addition to such other rights of indemnification as they may have as directors or members of the Compensation Committee of the Company's Board of Directors (the "COMMITTEE"), pursuant to the Plan, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity at its own expense, to handle and defend the same.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Company pursuant to the foregoing provisions, the Commission requires disclosure that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, in their opinion, therefore unenforceable.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

4.1      -        Articles of Incorporation of the Company. (Incorporated by
                  reference to Exhibit No. 3(a) to the Reorganization
                  Registration Statement.)

4.2      -        Bylaws of the Company. (Incorporated by reference to Exhibit
                  No. 3(b) to the Reorganization Registration Statement.)

5.1      -        Opinion of Altman, Kritzer & Levick, P.C. as to the legality of shares of Common Stock being registered.

23.1     -        Consent of Ernst & Young LLP, dated June 17, 1997.

23.2     -        Consent of Altman, Kritzer & Levick, P.C. (Included in their opinion filed as Exhibit 5.1.)

24       -        Power of Attorney. (Included on signature page of this
                  Registration Statement.)

Item 9.  Undertakings

         The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's articles of incorporation or by-laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         [Signatures begin on next page]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 18, 1997.

                              ASA HOLDINGS, INC.

                              By: /s/ George F. Pickett
                                  ----------------------------------------------
                              George F. Pickett, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

         We, the undersigned officers and directors of ASA Holdings, Inc., hereby severally constitute George F. Pickett and John W. Beiser and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally do all such things in our name and behalf in such capacities to enable ASA Holdings, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the day and date indicated.

 /s/ George F.  Pickett                                            June 18, 1997
----------------------------------------------------
George F. Pickett, Chairman of the Board
and Chief Executive Officer (Principal
Executive Officer) and Director

 /s/ John W.  Beiser                                               June 18, 1997
----------------------------------------------------
John W. Beiser, President, Secretary and Director

 /s/ Ronald V.  Sapp                                               June 18, 1997
----------------------------------------------------
Ronald V. Sapp, Senior Vice President-Finance
(Principal Financial and Accounting Officer)


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

/s/ Jean A. Mori                            June 18, 1997
-------------------------
Jean A. Mori, Director

/s/ Parker H. Petit                         June 18, 1997
-------------------------
Parker H. Petit, Director

/s/ Alan M. Voorhees                        June 18, 1997
-------------------------
Alan M. Voorhees, Director

/s/ Ralph W. Voorhees                       June 18, 1997
-------------------------
Ralph W. Voorhees, Director

                                INDEX TO EXHIBITS

                                                                                                       SEQUENTIAL
EXHIBITS                                                                                              PAGE NUMBER
--------                                                                                              -----------
4.1            Articles of Incorporation of the Company.  (Incorporated by reference to
               Exhibit No. 3(a) to the Reorganization Registration Statement.)
4.2            Bylaws of the Company.  (Incorporated by reference to Exhibit No. 3(b) to the Reorganization Registration Statement.)

5.1            Opinion of Altman, Kritzer & Levick, P.C. as to the legality of shares of                  11
               Common Stock being registered.

23.1           Consent of Ernst & Young LLP, dated June 17, 1997.                                         12

23.2           Consent of Altman, Kritzer & Levick, P.C.  (Included in their opinion filed as Exhibit 5.1.)

24             Power of Attorney.  (Included on signature page of this Registration
               Statement.)